Exhibit 10.2

EMPLOYMENT AGREEMENT

Vericity Holdings, Inc., a Delaware corporation (the “Company”), and                                               (“Executive”) (collectively, the “Parties”) agree to enter into this EMPLOYMENT AGREEMENT dated as of                                               (“Agreement”) as follows:

1. EMPLOYMENT.

The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2. TERM OF EMPLOYMENT.

The period of Executive’s employment under this Agreement shall begin as of                                                   and shall continue until terminated in accordance with Section 5 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until the date executive’s employment is terminated.

3. DUTIES AND RESPONSIBILITIES.

(a)

The Company will initially employ Executive as its                                                   (as the responsibilities may evolve, executive’s “Position”). In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by                                                      .

(b)

Executive agrees to faithfully serve the Company, devote executive’s full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of executive’s abilities. Executive may participate in other outside business, charitable and/or civic activities provided that such activities are not inconsistent with Executive’s duties under this Agreement and will not be disadvantageous to the Company.

(c)

Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

4. COMPENSATION AND BENEFITS.

(a)

Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $                                     per year or such higher rate as may be determined from time to time by the Company (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for executives.

(b)

Expense Reimbursement. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Company’s customary practices applicable to executives, provided that such expenses are incurred and accounted for in accordance with the Company’s policy.

(c)

Benefit Plans, Fringe Benefits and Vacations. During the Term of Employment, the Executive shall be entitled to participate in all employee profit sharing and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Notwithstanding the above, Company shall have no obligation to provide benefits to Executive for which Executive does not qualify pursuant to the terms of the benefit plans or programs as a result of the limited term of Executive’s employment under this Agreement.

(d)

Annual Cash Incentive Program. Executive shall be eligible to participate in the Company’s annual cash incentive program, based on achieving certain performance objectives as set by the Board. The Target payment under the Annual Cash Incentive Program shall equal     % (“Target Percentage”) of Base Salary or such higher amount as may be determined from time to time by the Company.

(e)

Change in Control Plan. Executive shall be eligible to participate in the Company’s Change in Control Plan, as it may be amended from time to time. However, prior to December 31, 2021, the Executive shall be exempt from any such amendments that materially diminish benefits to the Executive. However, Executive shall be eligible to participate in any retention incentives as approved by the Board or as part of any additional Agreement in contemplation of a Change in Control.

(f)

Long Term Incentive Plan. Executive shall be eligible to participate in the Company’s Long Term Incentive Plan, as it may be amended from time to time. However, prior to December 31, 2021, the Executive shall be exempt from any such amendments that materially diminish benefits to the Executive.

(g)

Long Term Equity Incentive Plan. To the extent the Company becomes a public company, Executive shall be eligible to participate in the Company’s Long Term Equity Incentive Plan, as it may be amended from time to time.

5. TERMINATION OF EMPLOYMENT.

Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5. Upon termination, Executive (or executive’s beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below.

(a)	Death. Executive’s employment shall terminate upon Executive’s death.

(b)

Total Disability. The Company may terminate Executive’s employment upon executive’s becoming “Totally Disabled”. For purposes of this Agreement, the term “Totally Disabled” shall mean the Executive is unable to perform the normal full-time services Executive was performing prior to the onset of any sickness, injury or disability for a consecutive period of one hundred eighty (180) days with no reasonable prospect of returning to normal full-time service. A determination of “Totally Disabled” shall be made by the Company in its sole discretion. During the period of “Total Disability” as set forth herein, Executive’s compensation shall be governed exclusively by the Company’s short-term and long-term disability plans, if any, as applicable.

(c)

Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean:

(i)	indictment by federal or state authorities in respect of any crime that involves – in the good faith judgment of the Company – theft, dishonesty or breach of trust;

(ii)	conviction of any felony;

(iii)

commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(iv)	deliberate and repeated refusal to perform the customary employment duties reasonably related to executive’s Position (other than as a result of vacation, sickness, illness or injury);

(v)	in the good faith judgment of the Company, fraud or embezzlement of Company property or assets;

(vi)

misconduct or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that may, in the good faith judgment of the Company, have a material adverse effect on the Company; or

(vii)	a breach or violation of any provision of this Agreement.

(d)	Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause at any time after providing written notice to Executive.

(e)	Termination by Executive. Executive may terminate executive’s employment under this Agreement after providing not less than thirty (30) days’ advance written notice to the Company.

6. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

Upon termination of Executive’s employment under this Agreement, Executive (or executive’s designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)

Earned but Unpaid Compensation, Expense Reimbursement. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of termination.

(b)	Other Compensation and Benefits. Except as may be provided under this Agreement,

(i)

any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c), (d) or (e) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

7. ADDITIONAL COMPENSATION PAYABLE FOLLOWING TERMINATION WITHOUT CAUSE.

(a)

Requirements for Additional Compensation. In addition to the compensation set forth in Section 6 above, Executive will receive the additional compensation set forth in subsection (b) below, if the following requirements are met:

(i)

Executive’s employment is terminated by the Company pursuant to Section 5(d) above and there has NOT been a Change in Control of the Company (as defined in the Vericity Holdings, Inc. Change in Control Severance Benefits Plan (the “CIC Plan”)) entitling Executive to benefits under the CIC Plan;

(ii)	Executive strictly abides by the restrictive covenants set forth in Section 8 below; and

(iii)

Executive (or in the case of death of the Executive, the Executive’s representative) executes (and does not revoke) a separation agreement and release in a form that is reasonable, customary, consistent with this agreement and acceptable to the Company (Company’s acceptance may not be unreasonably withheld) on or after executive’s employment termination date, but no later than the date required by the Company in accordance with applicable law.

(b)	Additional Compensation. The Company shall provide Executive with the following compensation and benefits:

(i)

An amount equal to eighteen months of Executive’s then current Base Salary, paid in equal monthly installments over the that period immediately following Executive’s termination of employment (the “Severance Payments”); provided, that the first installment payment of the Severance Payments shall be made on the sixtieth (60th) day after the date of Executive’s termination, and will include payment of any installment payments that were otherwise due prior thereto; plus

(ii)

An amount equal to the target of executive’s bonus under the Annual Cash Incentive Program reflecting payment of the target percentage multiplied by eighteen months of Executive’s then current Base Salary, paid in equal monthly installments over the eighteen month period immediately following Executive’s termination of employment (the “Severance Payments”); provided, that the first installment payment of the Severance Payments shall be made on the sixtieth (60th) day after the date of Executive’s termination, and will include payment of any installment payments that were otherwise due prior thereto; plus

(iii)

subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued payment by the Company of executive’s health insurance coverage during the eighteen month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the eligibility requirements and other terms and conditions of such insurance coverage.

8. RESTRICTIVE COVENANTS

(a)	Confidential Information/Competitive Business.

(i)

Confidential Information and Trade Secrets. Executive agrees that during the course of employment with the Company, Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. This information relates both to the Company, its customers, vendors and its employees. For purposes of this Agreement, the term “Confidential Information and Trade Secrets” means all information not generally known to the public that Executive acquires or learns of during the course of Executive’s employment with the Company that relates to::

(A)

information with respect to costs, commissions, expirations, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas;

(B)

product formulations, algorithms, system designs, site maps, information processing methodologies, software, software coding methodologies, website functionality, information security processes, business methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, system customizations, program implementation plans, and other information and means used by the Company in the conduct of its business;

(C)

the identity of the Company’s customers and product end users, their names and addresses, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and

(D)	the identity and number of the Company’s employees, their salaries, bonuses, benefits, qualifications and abilities;

all of which information Executive acknowledges and agrees has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(ii)

Secrecy of Confidential Information and Trade Secrets Essential. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company over a considerable period of time and at its great effort and expense. Executive further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.

(b)

Non-Disclosure of Confidential Information. Accordingly, Executive agrees, except as specifically required in the performance of executive’s duties on behalf of the Company, Executive will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any of the Company’s Confidential Information and Trade Secrets; further Executive agrees to maintain Company’s

Confidential Information and Trade Secrets in strict confidence and to use all commercially reasonable efforts to not allow any unauthorized access to, or disclosure of, the Company’s Confidential Information and Trade Secrets. Notwithstanding the foregoing, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)

Return of Material. Executive further agrees to deliver to the Company, immediately upon resignation or separation from the Company or at any other time the Company so requests to return any of the following that may be in executive’s possession or under executive’s control:

(i)

any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever, or otherwise relating to the Company’s business;

(ii)	lists of the Company’s customers or leads or referrals to prospective customers;

(iii)	any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Executive may then possess or have under executive’s control; and

(iv)

all product formulations, algorithms, system designs, site maps, information processing methodologies, software, software coding methodologies, website functionality, information security processes, business methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, system customizations, program implementation plans and other information and means used by the Company in the conduct of its business.

(d)

No Competitive Activity. Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company will cause Company great and irreparable harm. Therefore, Executive covenants and agrees that at all times

(i)	during executive’s period of employment with the Company, and

(ii)

during the period beginning on the date of termination of executive’s employment (whether such termination is voluntary or involuntary, for Cause or without Cause, or otherwise) and ending on the later of (A) one (1) year following executive’s date of termination or (B) the last date on which Executive receives compensation and benefits pursuant to Section 7 above,

Executive shall not, within the “Territory”: (1) directly or indirectly, engage in, assist, or have any active interest or involvement—whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever – in any person, firm, or business entity which engages in business competitive with the Company, or any person, firm, or business entity which is planning to engage in business competitive with the Company; or (2) be employed in a managerial or executive capacity by any person, firm, or business entity which engages in business competitive with the Company or any person, firm, or business entity which

is planning to engage in business competitive with the Company.    For purposes of this Section 8(d), “Territory” shall be defined as the United States or, if Executive did not have job responsibilities which were nationwide in scope while employed by the Company, any state for which Executive was responsible or in which Executive worked during Executive’s employment with the Company.

However, notwithstanding the above, the Company and I recognize and agree that I have worked in the insurance industry and have been an industry executive and we agree that I am not prevented from being employed by or consulting with a competitor or company client, provided I adhere to the confidentiality, non-solicitation and non-disparagement sections of this Section 8 of this agreement, and provided the breadth of business with whom I might affiliate and the services that I might provide in connection with that affiliation are not solely or materially focused on an non medically underwritten life insurance products. For avoidance of doubt, this agreement is not intended to prevent me from earning a living in the industry where I have experience, reputation and expertise, but this agreement ensures that I will not start or take material ownership in a competing organization, divulge or use confidential information, or solicit the Company’s employees or customers in connection with any such future employment or consulting.

(e)

Non-Solicitation of Customers. Executive acknowledges and agrees that solely by reason of employment by the Company, Executive has and will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers as set forth in Section 8(a) of this Agreement. Therefore, Executive covenants and agrees that at all times during the period beginning on the date of termination of executive’s employment (whether such termination is voluntary or involuntary, for Cause or without Cause, or otherwise) and ending on the later of (A) one (1) year following executive’s date of termination or (B) the last date on which Executive receives compensation and benefits pursuant to Section 7 above, Executive shall not directly or indirectly, solicit, contact, do business with, call upon, or communicate with any customer, former customer or prospective customer of the Company for the purpose of providing any product or service that was provided (or that was contemplated to be provided) by the Company at the time of Executive’s separation from employment. This restriction shall apply to any customer, former customer or prospective customer of the Company with whom Executive had contact or about whom Executive obtained Confidential Information or Trade Secrets during the twenty-four (24) months preceding Executive’s separation from employment with the Company.

(f)

Non-Solicitation of Employees. Executive acknowledges and agrees that solely as a result of employment with the Company, Executive has and will come into contact with and acquire confidential information regarding some, most, or all of the Company’s employees. Therefore, Executive covenants and agrees that at all times

(i)	during executive’s period of employment with the Company, and

(ii)

during the period beginning on the date of termination of executive’s employment (whether such termination is voluntary or involuntary, for Cause or without Cause, or otherwise) and ending on the later of (A) one (1) year following executive’s date of termination or (B) the last date on which Executive receives compensation and benefits pursuant to Section 7 above,

Executive shall not, either on Executive’s own account or on behalf of any person, firm, or business entity, recruit, solicit, interfere with, or endeavor to cause any employee of the Company with whom Executive came into contact or about whom Executive obtained confidential information, to leave his or her employment with the Company, or to work in a capacity that is competitive with the Company, or to work in a capacity that is similar to the capacity in which the employee was employed by the Company.

(g)

Non-Disparagement. Executive covenants and agrees that during the course of executive’s employment by the Company and at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company, its products or services, or any of its officers, directors, employees, or agents; nor shall Executive assist any other person, firm or Company in so doing.

(h)

Conflict of Interest. Executive may not use executive’s position at the Company, or knowledge of any of the Company’s Confidential Information or Trade Secrets, or any of the Company’s assets, for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Board is strictly prohibited.

9. ENFORCEMENT OF COVENANTS.

(a)

Termination of Employment and Forfeiture of Compensation. Executive agrees that in the event that the Company determines that executive has breached any of the covenants set forth in Section 8 above during executive’s employment, the Company shall have the right to terminate executive’s employment for Cause. In addition, Executive agrees that if the Company determines that he has breached any of the covenants set forth in Section 8 at any time, the Company shall have the right to discontinue any or all remaining benefits payable pursuant to Section 7 above, as applicable. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive and the separation agreement and release set forth in Section 7(a)(iii) shall remain in full force and effect.

(b)

Right to Injunction. Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and any breach of the covenants set forth in Section 8 above will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, Executive and the Company agree that the Company shall in addition to any remedies otherwise available to it at law or equity be entitled to relief in the form of injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(c)

Separability of Covenants. The covenants contained in Section 8 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any covenant set forth in Section 8 is not permitted by applicable law, then Executive and the Company agree that such provision shall and is hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 8.

10. WITHHOLDING OF TAXES.

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11. NO CLAIM AGAINST ASSETS.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

12. SUCCESSORS AND ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns. The rights and benefits of Executive under this Agreement are personal to executive and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 12 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on executive’s death.

13. INDEMNIFICATION

(a)

The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Illinois, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. If permitted by the bylaws and applicable law, the Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b)

Neither the failure of the Company (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or shareholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c)

The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive which is no less favorable than the policy covering other senior officers of the Company.

14. ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment. It may not be amended except by a written agreement signed by both Parties.

15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Illinois, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction. Any dispute under this Agreement shall be brought in state or federal court in Chicago, Illinois. Executive consents to jurisdiction of such courts; agrees and acknowledges that this is a proper and convenient forum; and agrees not to raise objections to this venue based on inconvenient forum, improper venue or similar grounds.

16. SECTION 409A

(a)

Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)

For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)

Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(e)

Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

17. NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

[insert address]

Attention: ___________________

To Executive:

[insert address]

18. MISCELLANEOUS.

(a)

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)	Separability. If any term or provision of this Agreement above is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable,

such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)

Counterparts. This Agreement may be executed via electronic signature and in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year set forth below.

VERICITY HOLDINGS, INC.	EXECUTIVE
By:

Name:	Date:

Title:	Address:

Date: